SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    THE MILLENNIUM RHIM FUNDS, INC.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

                           303 Twin Dolphin Drive
                           Suite 530
                           Redwood Shores, CA  94065

Telephone Number (including area code):     (650) 594-1600

Name and Address of agent for service of process:

                           Robert A. Dowlett
                           The Millennium RHIM Funds, Inc.
                           303 Twin Dolphin Drive
                           Suite 530
                           Redwood Shores, CA  94065

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

                           YES      X                         NO       ___
                                    -

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                                   SIGNATURES


Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Redwood Shores and State of California on the 3rd day of April, 1998.


                      Signature:       THE MILLENNIUM RHIM FUNDS,
                                       INC.


                                        By:/s/ Robert A. Dowlett
                                           ------------------------------------
                                           Robert A. Dowlett
                                           Director

Attest:/s/ N. Josepth Nahas
       ----------------------
       N. Joseph Nahas



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